NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 16, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 02, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of the Dimensional ETF Trust into DFA Investment Dimensions Group Inc. became effective on October 02, 2026. Shareholders of the Dimensional U.S. Core Equity 2 ETF (CUSIP: 25434V708, DFAC old), Dimensional U.S. Small Cap ETF (CUSIP: 25434V500, DFAS old), and Dimensional U.S. Targeted Value ETF (CUSIP: 25434V609, DFAT old) will receive a number of newly-created shares of the Acquiring Fund equal in value to the aggregate net asset value of the Target Fund shares held immediately prior to the closing of the Reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Dimensional U.S. Core Equity 2 ETF (CUSIP: 25434V708, DFAC old), the imensional U.S. Small Cap ETF (CUSIP: 25434V500, DFAS old), and the Dimensional U.S. Targeted Value ETF (CUSIP: 25434V609, DFAT old) and does not affect the continued listing on NYSE Arca of the U.S. Core Equity 2 Portfolio: ETF Class Shares (CUSIP: 25239Y212, DFAC new), the U.S. Small Cap Portfolio: ETF Class Shares (CUSIP: 25239Y188, DFAS new), and U.S. Targeted Value Portfolio: ETF Class Shares (CUSIP: 25239Y162, DFAT new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 05, 2026.